AXP(R)
     Large Cap
            Equity
               Fund

                                                                   Annual Report
                                                            for the Period Ended
                                                                   July 31, 2003

AXP Large Cap Equity Fund seeks to provide shareholders with long-term growth of capital.

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(logo)                                                                  (logo)
American                                                                AMERICAN
   Express(R)                                                            EXPRESS
 Funds                                                                  (R)
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

Table of Contents

Fund Snapshot                               3

Questions & Answers
   with Portfolio Management                4

The Fund's Long-term Performance            7

Investments in Securities                   8

Financial Statements                       11

Notes to Financial Statements              14

Independent Auditors' Report               24

Federal Income Tax Information             25

Board Members and Officers                 26

(logo) Dalbar

American Express(R) Funds' reports to shareholders have been awarded the Communications Seal from Dalbar Inc., an independent financial services research firm. The Seal recognizes communications demonstrating a level of excellence in the industry.

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2   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Fund Snapshot
         AS OF JULY 31, 2003

PORTFOLIO MANAGER

Portfolio manager                                       Doug Chase
Since                                                         3/02
Years in industry                                               11

FUND OBJECTIVE

This Fund seeks to provide shareholders with long-term growth of capital.

Inception dates
A: 3/28/02        B: 3/28/02        C: 3/28/02       Y: 3/28/02

Ticker symbols
A: ALEAX          B: ALEBX          C: --            Y: --

Total net assets                                    $120.9 million

Number of holdings                                              78

STYLE MATRIX

Shading within the style matrix indicates areas in which the Fund generally invests.

         STYLE
VALUE    BLEND    GROWTH
           X               LARGE
                           MEDIUM   SIZE
                           SMALL

SECTOR COMPOSITION
Percentage of portfolio assets

(pie chart)

Health care 20.2%
Consumer discretionary 15.3%
Financials 12.8%
Technology 11.1%
Consumer staples 10.2%
Short-term securities 9.5%
Industrials 9.3%
Energy 6.8%
Materials 4.5%
Utilities 0.3%

TOP TEN HOLDINGS

Percentage of portfolio assets

Pfizer (Health care products)                       6.7%
Citigroup (Finance companies)                       3.9
Microsoft (Computer software & services)            3.5
Wyeth (Health care products)                        3.5
AmerisourceBergen (Health care services)            3.4
General Electric (Multi-industry)                   3.2
ConocoPhillips (Energy)                             2.8
Cendant (Media)                                     2.8
Altria Group (Beverages & tobacco)                  2.6
Procter & Gamble (Household products)               2.6

For further detail about these holdings, please refer to the section entitled "Investments in Securities."

Stock prices of established companies that pay dividends may be less volatile than the stock market as a whole.

Fund holdings are subject to change.

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3   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Questions & Answers
                 WITH PORTFOLIO MANAGEMENT

AXP Large Cap Equity Fund has grown to more than $120 million in assets during its first 15 months in operation. Below, Portfolio Manager Doug Chase discusses the Fund's performance and positioning as of July 31, 2003.

Q:   How did the AXP Large Cap Equity Fund perform in fiscal year 2003?

A: AXP Large Cap Equity Fund's Class A shares advanced 10.22%, excluding sales charge, for the 12 months ended July 31, 2003. The Fund outperformed its peers as represented by the Lipper Large-Cap Core Funds Index, which gained 8.63%. The Fund underperformed its benchmark, the Russell 1000(R) Index, which advanced 11.19% for the period.

Q:   What factors significantly affected performance?

A: Individual stock selection added to the Fund's relative performance while sector positioning hampered results. Underweights in technology and telecommunications, which had benefited the Fund during the volatile period from July to September 2002, prevented the Fund from fully participating in the subsequent market rallies. Similarly, an overweight in health care that was advantageous early in the period had a negative impact late in 2002. In addition, the Fund had no exposure to utilities, a sector that did well in the first seven months of 2003.

     Strong results from select portfolio holdings helped offset the impact of sector allocations. Cendant, a leisure and travel company that was purchased in the first half of the fiscal year, was one of the Fund's strongest performers. Among other stocks that contributed to the Fund's results were pharmaceutical companies Wyeth and Pfizer, media giant AOL Time Warner, technology company Sun Microsystems and a number of financial services companies, including Citigroup.

                             PERFORMANCE COMPARISON
                       For the period ended July 31, 2003

12%                                 (bar 2)
         (bar 1)                    +11.19%
10%      +10.22%                                            (bar 3)
                                                            +8.63%
 8%

 6%

 4%

 2%

 0%

(bar 1) AXP Large Cap Equity Fund Class A (excluding sales charge) (bar 2) Russell 1000(R)Index (unmanaged)
(bar 3)  Lipper Large-Cap Core Funds Index

(see "The Fund's Long-term Performance" for Index descriptions)

Past performance is no guarantee of future results. The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of Class B, Class C and Class Y may vary from that shown above because of differences in expenses.

The indices do not reflect the effects of sales charges, expenses (excluding Lipper) and taxes.

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4   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Questions & Answers

(begin callout quote)> The Fund emphasized media companies with strong brands and spread our investments among content providers, infrastructure companies, advertising firms and other communications companies.(end callout quote)

     On the negative side, Transocean, an oil service company, did not perform well for the Fund. Fannie Mae and Freddie Mac, which were added to the portfolio in the first half of the fiscal period, also proved to be a disappointment later in the year. Despite benefiting from record home refinancing volume, both stocks declined due to unfavorable sentiment stemming from Freddie Mac's accounting and regulatory problems.

Q:   What changes were made to the portfolio during the period?

A: At the start of the fiscal year, the Fund was positioned for a continuation of the weak economic and market environments. In particular, exposure to stocks believed to be most sensitive to cyclical economic trends was reduced. Later in 2002, the Fund's overweight in health care stocks was reduced and its energy positioning increased.

AVERAGE ANNUAL TOTAL RETURNS

as of July 31, 2003

                             Class A                   Class B                   Class C                 Class Y
(Inception dates)           (3/28/02)                 (3/28/02)                 (3/28/02)               (3/28/02)
                        NAV(1)     POP(2)      NAV(1)     After CDSC(3)  NAV(1)       After CDSC(4)  NAV(5)  POP(5)
1 year                  +10.22%     +3.90%     +9.27%         +5.27%     +9.51%           +9.51%    +10.46% +10.46%
Since inception          -7.03%    -11.04%     -7.85%        -10.61%     -7.70%           -7.70%     -6.87%  -6.87%

(1)  Excluding sales charge.

(2)  Returns at public offering price (POP) reflect a sales charge of 5.75%.

(3) Returns at maximum contingent deferred sales charge (CDSC). CDSC applies as follows: first year 5%; second and third year 4%; fourth year 3%; fifth year 2%; sixth year 1%; no sales charge thereafter.

(4)  1% CDSC applies to redemptions made within the first year of purchase.

(5) Sales charge is not applicable to these shares. Shares available to institutional investors only.

Past performance is no guarantee of future results. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than the original cost. The performance shown for each class of shares will vary due to differences in sales charges and fees. Short term performance may be higher or lower than the figures shown. Visit americanexpress.com/funds for current information.

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5   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Questions & Answers

     At the beginning of 2003, the expectation was that the economy would surprise on the upside. The Fund was overweighted energy, materials and industrial stocks in order to gain some cyclical exposure. Underweights were maintained in financial and technology stocks because the fundamentals were not as favorable as in other areas. The Fund's position in consumer discretionary stocks was increased in February and March 2003, as these stocks became more attractively priced in the midst of war-related pessimism. In particular, holdings of media companies were increased. Media stocks appeared cheap compared to where they would typically trade in a more normal environment. The Fund emphasized media companies with strong brands and spread its investments among content providers, infrastructure companies, advertising firms and other communications companies.

     During the latter part of the fiscal period, the Fund began to trim positions in individual stocks that had outperformed. These included AOL Time Warner, Cendant, McDonald's and McKesson, as well as both Pfizer and Wyeth.

Q:   How will the Fund be managed in the coming months?

A: It appears as though the marketplace is experiencing somewhat of a euphoric period right now. Stock prices have been rising without a clear reason for them to do so. It seems as though a large amount of earnings growth has already been priced into many stocks, particularly in the technology and small-cap areas.

     Despite the potentially favorable impact of the recent tax cut, expectations for economic growth in the fourth quarter may be too high. The economy is already recovering and given that it declined just 0.2% in the recent recession, there is little case for a strong rebound. Estimates for growth in the fourth quarter are coming in at about 4%.

     Given the broad economic and market backdrop, as the stock market rises we may sell stocks that have shifted from inexpensive to expensive. However, we anticipate no major shifts in sector positioning. While sectors we emphasized underperformed in the past year, this potentially positions these areas of the market for a period of stronger performance in the future.

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6   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

The Fund's Long-term Performance

This chart illustrates the total value of an assumed $10,000 investment in AXP Large Cap Equity Fund Class A shares (from 4/1/02 to 7/31/03) as compared to the performance of two widely cited performance indices, the Russell 1000(R) Index and the Lipper Large-Cap Core Funds Index. In comparing the Fund's Class A shares to these indices, you should take into account the fact that the Fund's performance reflects the maximum sales charge of 5.75%, while such charges are not reflected in the performance of the indices. Returns for the Fund include the reinvestment of any distribution paid during each period.

Past performance is no guarantee of future results. Your investment and return values fluctuate so that your shares, when redeemed, may be worth more or less than the original cost. Returns do not reflect taxes payable on distributions and redemptions. Also see "Past Performance" in the Fund's current prospectus.

(line chart)

                   VALUE OF A HYPOTHETICAL $10,000 INVESTMENT
                          IN AXP LARGE CAP EQUITY FUND

$12,000

 $9,000
           (dotted line) Russell 1000(R) Index(1)
 $6,000    (dashed line) Lipper Large-Cap Core Funds Index(2)
           (solid line) AXP Large Cap Equity Fund Class A
 $3,000

          4/01/02     7/02          10/02      1/03      4/03        7/03

(solid line) AXP Large Cap Equity Fund Class A $8,548
(dotted line) Russell 1000(R)Index(1) $8,911
(dashed line) Lipper Large-Cap Core Funds Index(2) $8,807

(1) The Russell 1000(R) Index, an unmanaged index, measures the performance of the 1,000 largest companies in the Russell 3000(R) Index and represents approximately 92% of the total market capitalization of the Russell 3000 Index.

(2) Lipper Large-Cap Core Funds Index, published by Lipper Inc., includes the 30 largest funds that are generally similar to the Fund, although some funds in the index may have somewhat different investment policies or objectives.

                          Average Annual Total Returns
                  Class A with Sales Charge as of July 31, 2003

1 year                                                                +3.90%
Since inception (3/28/02)                                            -11.04%

             Results for other share classes can be found on page 5.

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7   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT
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Investments in Securities

AXP Large Cap Equity Fund

July 31, 2003

(Percentages represent value of investments compared to net assets)

Common stocks (91.1%)
Issuer                               Shares                   Value(a)

Aerospace & defense (2.9%)
Boeing                               14,400                  $476,928
Lockheed Martin                      12,625                   660,793
Northrop Grumman                      6,900                   636,456
Rockwell Automation                  18,282                   472,407
United Technologies                  17,468                 1,314,117
Total                                                       3,560,701

Banks and savings & loans (0.5%)
U.S. Bancorp                         25,800                   632,616

Beverages & tobacco (5.8%)
Altria Group                         80,300                 3,212,803
Anheuser-Busch                       11,700                   606,294
PepsiCo                              65,824                 3,032,512
Total                                                       6,851,609

Broker dealers (1.8%)
J.P. Morgan Chase                    16,700                   585,335
Merrill Lynch                        16,201                   880,848
Morgan Stanley                       15,500                   735,320
Total                                                       2,201,503

Building materials & construction (0.8%)
American Standard                    12,100(b)                924,440

Cable (2.5%)
Comcast Cl A                         33,484(b)              1,015,234
Comcast Special Cl A                 33,925(b)                994,003
EchoStar Communications Cl A         26,900(b)                975,663
Total                                                       2,984,900

Chemicals (1.8%)
Dow Chemical                         42,545                 1,501,839
Lyondell Chemical                    48,392                   724,428
Total                                                       2,226,267

Computer hardware (4.0%)
Cisco Systems                        82,500(b)              1,610,400
Dell                                 56,700(b)              1,909,656
Sun Microsystems                    362,333(b)              1,355,125
Total                                                       4,875,181

Computer software & services (5.4%)
Affiliated Computer Services Cl A    12,700(b)                629,285
First Data                           42,965                 1,622,358
Microsoft                           163,500                 4,316,400
Total                                                       6,568,043

Electronics (1.8%)
Analog Devices                       10,221(b)                387,887
Intel                                51,200                 1,277,440
Taiwan Semiconductor Mfg ADR         45,368(b,c)              453,680
Total                                                       2,119,007

Energy (5.6%)
ChevronTexaco                         8,400                   605,724
ConocoPhillips                       64,873                 3,395,453
Exxon Mobil                          78,946                 2,808,899
Total                                                       6,810,076

Energy equipment & services (1.2%)
Transocean                           76,696(b)              1,500,941

Finance companies (3.9%)
Citigroup                           106,408                 4,767,078

Financial services (3.8%)
Capital One Financial                25,800                 1,236,078
Fannie Mae                           41,197                 2,638,256
MBNA                                 33,827                   754,004
Total                                                       4,628,338

Health care products (13.7%)
Amgen                                18,000(b)              1,252,440
Medtronic                            44,400                 2,286,600
Pfizer                              242,900                 8,103,145
Schering-Plough                      34,900                   592,602
Wyeth                                93,050                 4,241,219
Total                                                      16,476,006

See accompanying notes to investments in securities.

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8   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Issuer                               Shares                   Value(a)

Health care services (6.8%)
AmerisourceBergen                    66,155                $4,173,720
Cardinal Health                      56,500                 3,093,375
McKesson                             23,766                   766,691
Select Medical                        2,800(b)                 78,680
Total                                                       8,112,466

Household products (4.1%)
Avon Products                         8,814                   549,905
Kimberly-Clark                       23,800                 1,151,920
Procter & Gamble                     36,458                 3,203,565
Total                                                       4,905,390

Industrial transportation (0.8%)
Expeditors Intl of Washington        12,100                   410,311
United Parcel Service Cl B            9,400                   592,952
Total                                                       1,003,263

Insurance (2.8%)
ACE                                   7,447(c)                245,677
American Intl Group                  29,294                 1,880,674
Chubb                                19,100                 1,237,680
Total                                                       3,364,031

Leisure time & entertainment (3.2%)
Mattel                               57,900                 1,124,997
Viacom Cl B                          63,100(b)              2,746,112
Total                                                       3,871,109

Machinery (1.7%)
Caterpillar                          18,656                 1,258,720
Illinois Tool Works                   9,600                   668,640
SPX                                   2,500(b)                117,725
Total                                                       2,045,085

Media (5.0%)
Cendant                             189,135(b)              3,394,973
Disney (Walt)                        78,300                 1,716,336
Scripps (EW) Cl A                     4,700                   389,912
Tribune                              12,500                   590,250
Total                                                       6,091,471

Metals (0.8%)
Freeport McMoRan Cooper
   & Gold Cl B                       37,341                 1,000,365

Multi-industry (3.9%)
General Electric                    137,950                 3,923,298
Grainger (WW)                         6,289                   309,419
ITT Inds                              2,400                   160,080
Tyco Intl                            17,400(c)                323,640
Total                                                       4,716,437

Paper & packaging (1.1%)
Avery Dennison                       24,100                 1,300,436

Restaurants (0.5%)
McDonald's                           28,100                   646,581

Retail -- general (4.1%)
Best Buy                             17,700(b)                772,605
Dollar General                       32,450                   597,080
Home Depot                           56,116                 1,750,819
Wal-Mart Stores                      33,400                 1,867,394
Total                                                       4,987,898

Retail -- grocery (0.5%)
Kroger                               37,700(b)                639,015

Utilities -- electric (0.2%)
FirstEnergy                           8,700                   300,063

Total common stocks
(Cost: $104,312,349)                                     $110,110,316

Short-term securities (9.6%)
Issuer          Annualized           Amount                  Value(a)
               yield on date       payable at
                of purchase         maturity

U.S. government agency (6.0%)
Federal Natl Mtge Assn Disc Nts
   09-17-03        0.98%         $2,900,000                $2,896,506
   09-17-03        1.02           2,900,000                 2,896,056
   10-22-03        1.00           1,500,000                 1,496,481
Total                                                       7,289,043

Commercial paper (3.6%)
Abbey Natl North America LLC
   08-01-03        1.11           4,300,000                 4,299,867

Total short-term securities
(Cost: $11,589,010)                                       $11,588,910

Total investments in securities
(Cost: $115,901,359)(d)                                  $121,699,226

See accompanying notes to investments in securities.

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9   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Notes to investments in securities

(a) Securities are valued by procedures described in Note 1 to the financial statements.

(b)  Non-income producing.

(c) Foreign security values are stated in U.S. dollars. As of July 31, 2003, the value of foreign securities represented 0.8% of net assets.

(d) At July 31, 2003, the cost of securities for federal income tax purposes was $116,840,781 and the aggregate gross unrealized appreciation and depreciation based on that cost was:

     Unrealized appreciation                              $ 6,230,284
     Unrealized depreciation                               (1,371,839)
                                                           ----------
     Net unrealized appreciation                          $ 4,858,445
                                                          -----------

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10   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Financial Statements

Statement of assets and liabilities
AXP Large Cap Equity Fund

July 31, 2003
Assets
Investments in securities, at value (Note 1)
   (identified cost $115,901,359)                                                                      $121,699,226
Cash in bank on demand deposit                                                                              186,921
Capital shares receivable                                                                                   766,524
Dividends and accrued interest receivable                                                                   120,039
Receivable for investment securities sold                                                                 1,026,697
                                                                                                          ---------
Total assets                                                                                            123,799,407
                                                                                                        -----------
Liabilities
Capital shares payable                                                                                       12,526
Payable for investment securities purchased                                                               2,758,797
Accrued investment management services fee                                                                    1,976
Accrued distribution fee                                                                                      1,590
Accrued transfer agency fee                                                                                     772
Accrued administrative services fee                                                                             165
Other accrued expenses                                                                                      101,537
                                                                                                            -------
Total liabilities                                                                                         2,877,363
                                                                                                          ---------
Net assets applicable to outstanding capital stock                                                     $120,922,044
                                                                                                       ============
Represented by
Capital stock -- $.01 par value (Note 1)                                                               $    267,737
Additional paid-in capital                                                                              113,970,315
Accumulated net realized gain (loss) (Note 6)                                                               886,125
Unrealized appreciation (depreciation) on investments                                                     5,797,867
                                                                                                          ---------
Total -- representing net assets applicable to outstanding capital stock                               $120,922,044
                                                                                                       ============
Net assets applicable to outstanding shares:                  Class A                                  $ 83,257,409
                                                              Class B                                  $ 35,551,265
                                                              Class C                                  $  2,052,118
                                                              Class Y                                  $     61,252
Net asset value per share of outstanding capital stock:       Class A shares         18,374,049        $       4.53
                                                              Class B shares          7,929,314        $       4.48
                                                              Class C shares            456,827        $       4.49
                                                              Class Y shares             13,477        $       4.54
                                                                                         ------        ------------

See accompanying notes to financial statements.

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11   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Statement of operations
AXP Large Cap Equity Fund

Year ended July 31, 2003
Investment income
Income:
Dividends                                                                                                $  764,115
Interest                                                                                                     68,385
                                                                                                             ------
Total income                                                                                                832,500
                                                                                                            -------
Expenses (Note 2):
Investment management services fee                                                                          342,000
Distribution fee
   Class A                                                                                                   94,937
   Class B                                                                                                  171,345
   Class C                                                                                                    9,241
Transfer agency fee                                                                                         129,382
Incremental transfer agency fee
   Class A                                                                                                    8,905
   Class B                                                                                                    8,414
   Class C                                                                                                      617
Service fee -- Class Y                                                                                           29
Administrative services fees and expenses                                                                    27,560
Compensation of board members                                                                                 4,966
Custodian fees                                                                                              274,440
Printing and postage                                                                                          1,370
Registration fees                                                                                            81,089
Audit fees                                                                                                   17,000
                                                                                                             ------
Total expenses                                                                                            1,171,295
   Expenses waived/reimbursed by AEFC (Note 2)                                                             (333,483)
                                                                                                           --------
                                                                                                            837,812
   Earnings credits on cash balances (Note 2)                                                                (4,492)
                                                                                                             ------
Total net expenses                                                                                          833,320
                                                                                                            -------
Investment income (loss) -- net                                                                                (820)
                                                                                                               ----
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on security transactions (Note 3)                                                1,719,341
Net change in unrealized appreciation (depreciation) on investments                                       7,080,694
                                                                                                          ---------
Net gain (loss) on investments                                                                            8,800,035
                                                                                                          ---------
Net increase (decrease) in net assets resulting from operations                                          $8,799,215
                                                                                                         ==========

See accompanying notes to financial statements.

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12   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Statements of changes in net assets
AXP Large Cap Equity Fund
                                                                                                     For the period from
                                                                                  July 31, 2003      March 28, 2002* to
                                                                                   Year ended           July 31, 2002
Operations and distributions
Investment income (loss) -- net                                                  $       (820)          $   (10,970)
Net realized gain (loss) on investments                                             1,719,341              (805,384)
Net change in unrealized appreciation (depreciation) on investments                 7,080,694            (1,281,341)
                                                                                    ---------            ----------
Net increase (decrease) in net assets resulting from operations                     8,799,215            (2,097,695)
                                                                                    ---------            ----------
Distributions to shareholders from:
   Net investment income
      Class A                                                                         (27,013)                   --
      Class Y                                                                             (21)                   --
                                                                                    ---------            ----------
Total distributions                                                                   (27,034)                   --
                                                                                    ---------            ----------
Capital share transactions (Note 4)
Proceeds from sales
   Class A shares (Note 2)                                                         72,641,134            11,367,703
   Class B shares                                                                  31,826,112             5,967,979
   Class C shares                                                                   1,776,439               241,975
   Class Y shares                                                                      35,963                23,000
Reinvestment of distributions at net asset value
   Class A shares                                                                      25,435                    --
   Class Y shares                                                                          13                    --
Payments for redemptions
   Class A shares                                                                  (6,855,152)             (434,672)
   Class B shares (Note 2)                                                         (4,072,868)             (181,280)
   Class C shares (Note 2)                                                           (107,435)                   --
   Class Y shares                                                                      (1,872)               (4,191)
                                                                                       ------                ------
Increase (decrease) in net assets from capital share transactions                  95,267,769            16,980,514
                                                                                   ----------            ----------
Total increase (decrease) in net assets                                           104,039,950            14,882,819
Net assets at beginning of period (Note 1)                                         16,882,094             1,999,275**
                                                                                   ----------             ---------
Net assets at end of period                                                      $120,922,044           $16,882,094
                                                                                 ============           ===========
Undistributed net investment income                                              $         --           $         7
                                                                                 ------------           -----------

 *  When shares became publicly available.

** Initial capital of $2,000,000 was contributed on March 21, 2002. The Fund had a decrease in net assets resulting from operations of $725 during the period from March 21, 2002 to March 28, 2002 (when shares became publicly available).

See accompanying notes to financial statements.

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13   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Notes to Financial Statements

AXP Large Cap Equity Fund

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Fund is a series of AXP Growth Series, Inc. and is registered under the Investment Company Act of 1940 (as amended) as a diversified, open-end management investment company. AXP Growth Series, Inc. has 10 billion authorized shares of capital stock that can be allocated among the separate series as designated by the board. The Fund invests primarily in equity securities of companies with a market capitalization greater than $5 billion at the time of purchase. On March 21, 2002, American Express Financial Corporation (AEFC) invested $2,000,000 in the Fund which represented 394,000 shares for Class A, 2,000 shares for Class B, Class C and Class Y, respectively, which represented the initial capital for each class at $5 per share. Shares of the Fund were first offered to the public on March 28, 2002.

The Fund offers Class A, Class B, Class C and Class Y shares.

o    Class A shares are sold with a front-end sales charge.

o Class B shares may be subject to a contingent deferred sales charge (CDSC) and automatically convert to Class A shares during the ninth calendar year of ownership.

o    Class C shares may be subject to a CDSC.

o Class Y shares have no sales charge and are offered only to qualifying institutional investors.

All classes of shares have identical voting, dividend and liquidation rights. The distribution fee, incremental transfer agency fee and service fee (class specific expenses) differ among classes. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses on investments are allocated to each class of shares based upon its relative net assets.

The Fund's significant accounting policies are summarized below:

Use of estimates

Preparing financial statements that conform to accounting principles generally accepted in the United States of America requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

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14   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Valuation of securities

All securities are valued at the close of each business day. Securities traded on national securities exchanges or included in national market systems are valued at the last quoted sales price. Debt securities are generally traded in the over-the-counter market and are valued at a price that reflects fair value as quoted by dealers in these securities or by an independent pricing service. Securities for which market quotations are not readily available are valued at fair value according to methods selected in good faith by the board. Short-term securities maturing in more than 60 days from the valuation date are valued at the market price or approximate market value based on current interest rates; those maturing in 60 days or less are valued at amortized cost.

Option transactions

To produce incremental earnings, protect gains, and facilitate buying and selling of securities for investments, the Fund may buy and write options traded on any U.S. or foreign exchange or in the over-the-counter market where completing the obligation depends upon the credit standing of the other party. The Fund also may buy and sell put and call options and write covered call options on portfolio securities as well as write cash-secured put options. The risk in writing a call option is that the Fund gives up the opportunity for profit if the market price of the security increases. The risk in writing a put option is that the Fund may incur a loss if the market price of the security decreases and the option is exercised. The risk in buying an option is that the Fund pays a premium whether or not the option is exercised. The Fund also has the additional risk of being unable to enter into a closing transaction if a liquid secondary market does not exist.

Option contracts are valued daily at the closing prices on their primary exchanges and unrealized appreciation or depreciation is recorded. The Fund will realize a gain or loss when the option transaction expires or closes. When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option or the cost of a security for a purchased put or call option is adjusted by the amount of premium received or paid.

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15   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Futures transactions

To gain exposure to or protect itself from market changes, the Fund may buy and sell financial futures contracts traded on any U.S. or foreign exchange. The Fund also may buy and write put and call options on these futures contracts. Risks of entering into futures contracts and related options include the possibility of an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

Upon entering into a futures contract, the Fund is required to deposit either cash or securities in an amount (initial margin) equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Fund each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Fund recognizes a realized gain or loss when the contract is closed or expires.

Foreign currency translations and foreign currency contracts

Securities and other assets and liabilities denominated in foreign currencies are translated daily into U.S. dollars. Foreign currency amounts related to the purchase or sale of securities and income and expenses are translated at the exchange rate on the transaction date. The effect of changes in foreign exchange rates on realized and unrealized security gains or losses is reflected as a component of such gains or losses. In the statement of operations, net realized gains or losses from foreign currency transactions, if any, may arise from sales of foreign currency, closed forward contracts, exchange gains or losses realized between the trade date and settlement date on securities transactions, and other translation gains or losses on dividends, interest income and foreign withholding taxes.

The Fund may enter into forward foreign currency exchange contracts for operational purposes. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined using foreign currency exchange rates from an independent pricing service. The Fund is subject to the credit risk that the other party will not complete its contract obligations.

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16   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Federal taxes

The Fund's policy is to comply with all sections of the Internal Revenue Code that apply to regulated investment companies and to distribute substantially all of its taxable income to shareholders. No provision for income or excise taxes is thus required.

Net investment income (loss) and net realized gains (losses) may differ for financial statement and tax purposes primarily because of deferred losses on certain futures contracts, the recognition of certain foreign currency gains (losses) as ordinary income (loss) for tax purposes and losses deferred due to "wash sale" transactions. The character of distributions made during the year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to the timing of dividend distributions, the fiscal year in which amounts are distributed may differ from the year that the income or realized gains (losses) were recorded by the Fund.

On the statement of assets and liabilities, as a result of permanent book-to-tax differences, undistributed net investment income has been increased by $27,847 and accumulated net realized gain has been decreased by $27,847.

The tax character of distributions paid for the periods indicated is as follows:

                                                            For the period from
                                          July 31, 2003     March 28, 2002* to
                                           Year ended          July 31, 2002
Class A
Distributions paid from:
      Ordinary income                       $27,013                $--
      Long-term capital gain                     --                 --
Class B
Distributions paid from:
      Ordinary income                            --                 --
      Long-term capital gain                     --                 --
Class C
Distributions paid from:
      Ordinary income                            --                 --
      Long-term capital gain                     --                 --
Class Y
Distributions paid from:
      Ordinary income                            21                 --
      Long-term capital gain                     --                 --

* When shares became publicly available.

As of July 31, 2003, the components of distributable earnings on a tax basis are as follows:

Undistributed ordinary income                               $1,827,826
Accumulated long-term gain (loss)                           $   (2,279)
Unrealized appreciation (depreciation)                      $4,858,445

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17   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Dividends to shareholders

An annual dividend from net investment income, declared and paid at the end of the calendar year, when available, is reinvested in additional shares of the Fund at net asset value or payable in cash. Capital gains, when available, are distributed along with the income dividend.

Other

Security transactions are accounted for on the date securities are purchased or sold. Dividend income is recognized on the ex-dividend date and interest income, including amortization of premium and discount using the effective interest method, is accrued daily.

2. EXPENSES AND SALES CHARGES
The Fund has agreements with AEFC to manage its portfolio and provide administrative services. Under an Investment Management Services Agreement, AEFC determines which securities will be purchased, held or sold. The management fee is a percentage of the Fund's average daily net assets in reducing percentages from 0.60% to 0.48% annually. The fee may be adjusted upward or downward by a performance incentive adjustment based on a comparison of the performance of Class A shares of the Fund to the Lipper Large-Cap Core Funds Index. Prior to Dec. 1, 2002, the maximum adjustment was 0.12% of the Fund's average daily net assets after deducting 1% from the performance difference. If the performance difference was less than 1%, the adjustment was zero. On Nov. 13, 2002, shareholders approved modification of the performance incentive adjustment calculation by adjusting the performance difference intervals, while retaining the previous maximum adjustment and reducing the amount of the performance difference for which no adjustment is made to 0.50%. The effect of the modifications began Dec. 1, 2002. The adjustment increased the fee by $5,623 for the year ended July 31, 2003.

Under an Administrative Services Agreement, the Fund pays AEFC a fee for administration and accounting services at a percentage of the Fund's average daily net assets in reducing percentages from 0.05% to 0.02% annually. A minor portion of additional administrative service expenses paid by the Fund are consultants' fees and fund office expenses. Under this agreement, the Fund also pays taxes, audit and certain legal fees, registration fees for shares, compensation of board members, corporate filing fees and any other expenses properly payable by the Fund and approved by the board.

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18   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Under a separate Transfer Agency Agreement, American Express Client Service Corporation (AECSC) maintains shareholder accounts and records. The incremental transfer agency fee is the amount charged to the specific classes for the additional expense above the fee for Class Y. The Fund pays AECSC an annual fee per shareholder account for this service as follows:

o   Class A $19.50

o   Class B $20.50

o   Class C $20.00

o   Class Y $17.50

In addition, there is an annual closed-account fee of $5 per inactive account, charged on a pro rata basis from the date the account becomes inactive until the date the account is purged from the transfer agent system generally within one year.

Under terms of a prior agreement that ended April 30, 2003, the Fund paid a transfer agency fee at an annual rate per shareholder account of $19 for Class A, $20 for Class B, $19.50 for Class C and $17 for Class Y.

The Fund has agreements with American Express Financial Advisors Inc. (the Distributor) for distribution and shareholder services. Under a Plan and Agreement of Distribution, the Fund pays a fee at an annual rate up to 0.25% of the Fund's average daily net assets attributable to Class A shares and up to 1.00% for Class B and Class C shares.

Under a Shareholder Service Agreement, the Fund pays the Distributor a fee for service provided to shareholders by financial advisors and other servicing agents. The fee is calculated at a rate of 0.10% of the Fund's average daily net assets attributable to Class Y shares.

Sales charges received by the Distributor for distributing Fund shares were $577,722 for Class A, $14,453 for Class B and $151 for Class C for the year ended July 31, 2003.

For the year ended July 31, 2003, AEFC and American Express Financial Advisors Inc. waived certain fees and expenses to 1.25% for Class A, 2.01% for Class B, 2.01% for Class C and 1.07% for Class Y. In addition, AEFC and American Express Financial Advisors Inc. have agreed to waive certain fees and expenses until July 31, 2004. Under this agreement, total expenses will not exceed 1.25% for Class A, 2.01% for Class B, 2.01% for Class C and 1.07% for Class Y of the Fund's average daily net assets.

During the year ended July 31, 2003, the Fund's custodian and transfer agency fees were reduced by $4,492 as a result of earnings credits from overnight cash balances. The Fund also pays custodian fees to American Express Trust Company, an affiliate of AEFC.

3. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of securities (other than short-term obligations) aggregated $155,444,808 and $69,733,311, respectively, for the year ended July 31, 2003. Realized gains and losses are determined on an identified cost basis.

Brokerage clearing fees paid to brokers affiliated with AEFC were $353 for the year ended July 31, 2003.

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19   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

4. CAPITAL SHARE TRANSACTIONS

Transactions in shares of capital stock for the periods indicated are as follows:

                                                      Year ended July 31, 2003
                                             Class A     Class B    Class C     Class Y
Sold                                      17,273,053  7,641,133     426,869       8,203
Issued for reinvested distributions            6,391         --          --           3
Redeemed                                  (1,688,951)  (977,921)    (25,450)       (400)
                                          ----------   --------     -------        ----
Net increase (decrease)                   15,590,493  6,663,212     401,419       7,806
                                          ----------  ---------     -------       -----

                                                  March 28, 2002* to July 31, 2002

                                             Class A     Class B    Class C     Class Y
Sold                                       2,497,491  1,308,348      53,408       4,674
Issued for reinvested distributions               --         --          --          --
Redeemed                                    (107,935)   (44,246)         --      (1,003)
                                           ---------  ---------      ------       -----
Net increase (decrease)                    2,389,556  1,264,102      53,408       3,671
                                           ---------  ---------      ------       -----

* When shares became publicly available.

5. BANK BORROWINGS

The Fund has a revolving credit agreement with a syndicate of banks headed by Deutsche Bank, whereby the Fund is permitted to have bank borrowings for temporary or emergency purposes to fund shareholder redemptions. The agreement went into effect Sept. 24, 2002. The Fund must maintain asset coverage for borrowings of at least 300%. The agreement, which enables the Fund to participate with other American Express mutual funds, permits borrowings up to $500 million, collectively. Interest is charged to each Fund based on its borrowings at a rate equal to either the LIBOR plus 0.50%, the IBOR plus 0.50% or the higher of the Federal Funds Rate plus 0.25% and the Prime Lending Rate. Borrowings are payable within 60 days after such loan is executed. The Fund also pays a commitment fee equal to its pro rata share of the amount of the credit facility at a rate of 0.09% per annum. Prior to this agreement, the Fund had a revolving credit agreement that permitted borrowings up to $200 million with U.S. Bank, N.A. The Fund had no borrowings outstanding during the year ended July 31, 2003.

6. CAPITAL LOSS CARRY-OVER

For federal income tax purposes, the Fund has a capital loss carry-over of $2,279 as of July 31, 2003, that will expire in 2012 if not offset by capital gains. It is unlikely the board will authorize a distribution of any net realized capital gains until the available capital loss carry-over has been offset or expires.

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20   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

7. FINANCIAL HIGHLIGHTS

The tables below show certain important financial information for evaluating the Fund's results.

Class A
Per share income and capital changes(a)
Fiscal period ended July 31,                                                2003           2002(b)
Net asset value, beginning of period                                       $4.11           $5.00
Income from investment operations:
Net investment income (loss)                                                 .01              --
Net gains (losses) (both realized and unrealized)                            .41            (.89)
Total from investment operations                                             .42            (.89)
Net asset value, end of period                                             $4.53           $4.11

Ratios/supplemental data
Net assets, end of period (in millions)                                      $83             $11
Ratio of expenses to average daily net assets(c),(e)                       1.25%           1.25%(d)
Ratio of net investment income (loss) to average daily net assets           .24%           (.11%)(d)
Portfolio turnover rate (excluding short-term securities)                   135%             88%
Total return(i)                                                           10.22%         (17.80%)(j)

Class B
Per share income and capital changes(a)
Fiscal period ended July 31,                                                2003            2002(b)
Net asset value, beginning of period                                       $4.10           $5.00
Income from investment operations:
Net investment income (loss)                                                (.01)           (.01)
Net gains (losses) (both realized and unrealized)                            .39            (.89)
Total from investment operations                                             .38            (.90)
Net asset value, end of period                                             $4.48           $4.10

Ratios/supplemental data
Net assets, end of period (in millions)                                      $36              $5
Ratio of expenses to average daily net assets(c),(f)                       2.01%           2.01%(d)
Ratio of net investment income (loss) to average daily net assets          (.52%)          (.86%)(d)
Portfolio turnover rate (excluding short-term securities)                   135%             88%
Total return(i)                                                            9.27%         (18.00%)(j)

See accompanying notes to financial highlights.

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21   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Class C
Per share income and capital changes(a)
Fiscal period ended July 31,                                                2003          2002(b)
Net asset value, beginning of period                                       $4.10         $5.00
Income from investment operations:
Net investment income (loss)                                                (.01)         (.01)
Net gains (losses) (both realized and unrealized)                            .40          (.89)
Total from investment operations                                             .39          (.90)
Net asset value, end of period                                             $4.49         $4.10

Ratios/supplemental data
Net assets, end of period (in millions)                                       $2           $--
Ratio of expenses to average daily net assets(c),(g)                       2.01%         2.01%(d)
Ratio of net investment income (loss) to average daily net assets          (.53%)        (.92%)(d)
Portfolio turnover rate (excluding short-term securities)                   135%           88%
Total return(i)                                                            9.51%       (18.00%)(j)

Class Y
Per share income and capital changes(a)
Fiscal period ended July 31,                                                2003         2002(b)
Net asset value, beginning of period                                       $4.11         $5.00
Income from investment operations:
Net investment income (loss)                                                 .01            --
Net gains (losses) (both realized and unrealized)                            .42          (.89)
Total from investment operations                                             .43          (.89)
Net asset value, end of period                                             $4.54         $4.11
Ratios/supplemental data
Net assets, end of period (in millions)                                      $--           $--

Ratio of expenses to average daily net assets(c),(h)                       1.07%         1.07%(d)
Ratio of net investment income (loss) to average daily net assets           .45%          .09%(d)
Portfolio turnover rate (excluding short-term securities)                   135%           88%
Total return(i)                                                           10.46%       (17.80%)(j)
Notes to financial highlights

See accompanying notes to financial highlights.

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22   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Notes to financial highlights

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) For the period from March 28, 2002 (when shares became publicly available) to July 31, 2002.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d)  Adjusted to an annual basis.

(e) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class A would have been 1.84% and 5.12% for the periods ended July 31, 2003 and 2002, respectively.

(f) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class B would have been 2.60% and 5.88% for the periods ended July 31, 2003 and 2002, respectively.

(g) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class C would have been 2.60% and 5.88% for the periods ended July 31, 2003 and 2002, respectively.

(h) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class Y would have been 1.66% and 4.94% for the periods ended July 31, 2003 and 2002, respectively.

(i)  Total return does not reflect payment of a sales charge.

(j)  Not annualized.

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23   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Independent Auditors' Report

THE BOARD AND SHAREHOLDERS

AXP GROWTH SERIES, INC.

We have audited the accompanying statement of assets and liabilities, including the schedule of investments in securities, of AXP Large Cap Equity Fund (a series of AXP Growth Series, Inc.) as of July 31, 2003, the related statement of operations for the year then ended and the statements of changes in net assets and the financial highlights for the year ended July 31, 2003, and for the period from March 28, 2002 (when shares became publicly available) to July 31, 2002. These financial statements and the financial highlights are the responsibility of fund management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of July 31, 2003, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of AXP Large Cap Equity Fund as of July 31, 2003, and the results of its operations, changes in its net assets and the financial highlights for each of the periods stated in the first paragraph above, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Minneapolis, Minnesota

September 12, 2003

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24   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Federal Income Tax Information

(UNAUDITED)

The Fund is required by the Internal Revenue Code of 1986 to tell its shareholders about the tax treatment of the dividends it pays during its fiscal year. The dividends listed below are reported to you on Form 1099-DIV, Dividends and Distributions. Shareholders should consult a tax advisor on how to report distributions for state and local tax purposes.

AXP Large Cap Equity Fund
Fiscal year ended July 31, 2003

Class A
Income distributions -- taxable as dividend income:

   Qualified Dividend Income for individuals (effective for
   distributions made after Jan. 1, 2003)                             0.00%
   Dividends Received Deduction for corporations                     38.07%

Payable date                                                      Per share
Dec. 19, 2002                                                      $0.00351

Class Y
Income distributions -- taxable as dividend income:

   Qualified Dividend Income for individuals (effective for
   distributions made after Jan. 1, 2003)                             0.00%
   Dividends Received Deduction for corporations                     38.07%

Payable date                                                      Per share
Dec. 19, 2002                                                      $0.00365

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25   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Board Members and Officers

Shareholders elect a board that oversees the Fund's operations. The board appoints officers who are responsible for day-to-day business decisions based on policies set by the board.

The following is a list of the Fund's board members. Each member oversees 15 Master Trust portfolios and 83 American Express mutual funds. Board members serve until the next regular shareholders' meeting or until he or she reaches the mandatory retirement age established by the board.

Independent Board Members

Name, address, age                 Position held      Principal occupation during past      Other directorships
                                   with Fund and      five years
                                   length of service
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Arne H. Carlson                    Board member       Chair, Board Services Corporation
901 S. Marquette Ave.              since 1999         (provides administrative services
Minneapolis, MN 55402                                 to boards). Former Governor  of
Age 68                                                Minnesota
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Philip J. Carroll, Jr.             Board member       Retired Chairman and CEO,  Fluor      Scottish Power PLC, Vulcan
901 S. Marquette Ave.              since 2002         Corporation (engineering and          Materials Company, Inc.
Minneapolis, MN 55402                                 construction) since 1998              (construction
Age 65                                                                                      materials/chemicals)
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Livio D. DeSimone                  Board member       Retired Chair of the Board and        Cargill, Incorporated
30 Seventh Street East             since 2001         Chief Executive Officer, Minnesota    (commodity merchants and
Suite 3050                                            Mining and Manufacturing (3M)         processors), General Mills,
St. Paul, MN 55101-4901                                                                     Inc. (consumer foods), Vulcan
Age 69                                                                                      Materials Company (construction
                                                                                            materials/ chemicals), Milliken
                                                                                            & Company (textiles and
                                                                                            chemicals), and Nexia
                                                                                            Biotechnologies, Inc.
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Heinz F. Hutter*                   Board member       Retired President and Chief
901 S. Marquette Ave.              since 1994         Operating Officer, Cargill,
Minneapolis, MN 55402                                 Incorporated (commodity merchants
Age 74                                                and processors)
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Anne P. Jones                      Board member       Attorney and Consultant
901 S. Marquette Ave.              since 1985
Minneapolis, MN 55402
Age 68
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Stephen R. Lewis, Jr.**            Board member       Retired President and Professor of    Valmont Industries, Inc.
901 S. Marquette Ave.              since 2002         Economics, Carleton College           (manufactures irrigation
Minneapolis, MN 55402                                                                       systems)
Age 64
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Alan G. Quasha                     Board member       President, Quadrant Management,       Compagnie Financiere Richemont
901 S. Marquette Ave.              since 2002         Inc. (management of private           AG (luxury goods), Harken
Minneapolis, MN 55402                                 equities)                             Energy Corporation (oil and gas
Age 53                                                                                      exploration) and SIRIT Inc.
                                                                                            (radio frequency identification
                                                                                            technology)
---------------------------------- ------------------ ------------------------------------- ---------------------------------

 * Interested person of AXP Partners International Aggressive Growth Fund and AXP Partners Aggressive Growth Fund by reason of being a security holder of J P Morgan Chase & Co., which has a 45% interest in American Century Companies, Inc., the parent company of the subadviser of two of the AXP Partners Funds, American Century Investment Management, Inc.

** Interested person of AXP Partners International Aggressive Growth Fund by reason of being a security holder of FleetBoston Financial Corporation, parent company of Liberty Wanger Asset Management, L.P., one of the fund's subadvisers.

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26   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

Independent Board Members (continued)

Name, address, age                Position held       Principal occupation during past      Other directorships
                                  with Fund and       five years
                                  length of service
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Alan K. Simpson                   Board member        Former three-term United States       Biogen, Inc.
1201 Sunshine Ave.                since 1997          Senator for Wyoming                   (biopharmaceuticals)
Cody, WY 82414
Age 71
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Alison Taunton-Rigby              Board member        President, Forester Biotech since
901 S. Marquette Ave.             since 2002          2000. Former President and CEO,
Minneapolis, MN 55402                                 Aquila Biopharmaceuticals, Inc.
Age 59
--------------------------------- ------------------- ------------------------------------- ---------------------------------

Board Members Affiliated with AEFC***

Name, address, age                Position held       Principal occupation during past      Other directorships
                                  with Fund and       five years
                                  length of service
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Barbara H. Fraser                 Board member        Executive Vice President -  AEFA
1546 AXP Financial Center         since 2002          Products and Corporate Marketing of
Minneapolis, MN 55474                                 AEFC since 2002. President -
Age 53                                                Travelers Check Group, American
                                                      Express Company,  2001-2002.
                                                      Management Consultant, Reuters,
                                                      2000-2001. Managing Director -
                                                      International Investments, Citibank
                                                      Global,  1999-2000. Chairman and
                                                      CEO, Citicorp Investment Services
                                                      and Citigroup Insurance Group,
                                                      U.S., 1998-1999
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Stephen W. Roszell                Board member        Senior Vice President -
50238 AXP Financial Center        since 2002, Vice    Institutional Group of AEFC
Minneapolis, MN 55474             President  since
Age 54                            2002
--------------------------------- ------------------- ------------------------------------- ---------------------------------
William F. Truscott               Board member        Senior Vice President - Chief
53600 AXP Financial Center        since 2001,  Vice   Investment Officer of AEFC since
Minneapolis, MN 55474             President  since    2001. Former Chief Investment
Age 42                            2002                Officer and Managing Director,
                                                      Zurich Scudder Investments
--------------------------------- ------------------- ------------------------------------- ---------------------------------

*** Interested person by reason of being an officer, director and/or employee of AEFC.

--------------------------------------------------------------------------------
27   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

The board has appointed officers who are responsible for day-to-day business decisions based on policies it has established. The officers serve at the pleasure of the board. In addition to Mr. Roszell, who is vice president, and Mr. Truscott, who is vice president, the Fund's other officers are:

Other Officers

Name, address, age                Position held       Principal occupation during past      Other directorships
                                  with Fund and       five years
                                  length of service
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Jeffrey P. Fox                    Treasurer since     Vice President - Investment
50005 AXP Financial Center        2002                Accounting, AEFC, since 2002;  Vice
Minneapolis, MN 55474                                 President - Finance, American
Age 48                                                Express Company, 2000-2002;  Vice
                                                      President - Corporate Controller,
                                                      AEFC, 1996-2000
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Paula R. Meyer                    President since     Senior Vice President and General
596 AXP Financial Center          2002                Manager - Mutual Funds, AEFC, since
Minneapolis, MN 55474                                 2002; Vice President and Managing
Age 49                                                Director - American Express Funds,
                                                      AEFC, 2000-2002; Vice President,
                                                      AEFC,  1998-2000
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Leslie L. Ogg                     Vice President,     President of Board Services
901 S. Marquette Ave.             General Counsel,    Corporation
Minneapolis, MN 55402             and Secretary
Age 64                            since 1978
--------------------------------- ------------------- ------------------------------------- ---------------------------------

The SAI has additional information about the Fund's directors and is available, without charge, upon request by calling (800) 862-7919.

--------------------------------------------------------------------------------
28   --   AXP LARGE CAP EQUITY FUND   --   2003 ANNUAL REPORT

The policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities can be found in the Fund's Statement of Additional Information (SAI) which is available (i) without charge, upon request, by calling toll-free (800) 862-7919; (ii) on the American Express Company Web site at americanexpress.com/funds; and (iii) on the Securities and Exchange Commission Web site at http://www.sec.gov.

--------------------------------------------------------------------------------
(logo)
AMERICAN
   EXPRESS(R)
--------------------------------------------------------------------------------

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

This report must be accompanied or preceded by the Fund's current prospectus. Distributed by American Express Financial Advisors Inc. Member NASD. American Express Company is separate from American Express Financial Advisors Inc. and is not a broker-dealer.